Exhibit 10.1

J.P.MORGAN

CREDIT AGREEMENT

dated as of

December 2, 2010

among

ALMOST FAMILY, INC.

and

JPMORGAN CHASE BANK, N.A., as a Lender
and as Administrative Agent

BANK OF AMERICA, N.A., as a Lender
and as Syndication Agent

CITIBANK, N.A., as a Lender
and as a Documentation Agent

FIFTH THIRD BANK, an Ohio banking corporation, as a Lender
and as a Documentation Agent

________________________________________

J.P. MORGAN SECURITIES LLC,
as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Commitment and Acceptance
Exhibit C – Form of Compliance Certificate
Exhibit D – Form of U.S. Tax Certificate

SCHEDULES:

Schedule 2.01 – Commitments of Lenders
Schedule 3.01 – Identification of Subsidiaries
Schedule 3.06 -- Disclosed Matters
Schedule 5.09 – Financial Covenants
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.08 -- Existing Restrictions

  RIDERS

  Pricing Grid Rider
  Acquired EBITDA Calculation Rider

THIS CREDIT AGREEMENT is dated as of December 2, 2010 and entered into among [i] ALMOST FAMILY, INC., a Delaware corporation (“Borrower”), [ii] the LENDERS party hereto, and [iii] JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below, each reference to an Article, Section, Exhibit, Schedule or Rider shall mean and be deemed to refer to an Article or Section of, or an Exhibit, Schedule or Rider to, this Agreement unless expressly otherwise indicated, and all such Exhibits, Schedules and Riders are hereby incorporated by reference in this Agreement:

"ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Margin” means the applicable interest rate increment shown on the Pricing Grid Rider to be added for purposes of calculating the Alternate Base Rate.

“Acquirer” means, as applicable, Borrower or a Subsidiary Guarantor of Borrower making or intending to make an Acquisition.

“Acquisition” means the acquisition by a Person of all or substantially all of the assets of or Equity Interest in another Person.

“Acquisition Threshold” means $25,000,000.

“Acquired EBITDA” means the proforma EBITDA projected to be generated by a Target Person during a Proforma Calculation Period, as determined pursuant to the Proforma Acquisition Information and otherwise substantiated to the satisfaction of Administrative Agent in its sole discretion; provided, however, that for purposes of calculating Adjusted EBITDA [i] in order for the proforma EBITDA projected to be generated by a Target Person during a Proforma Calculation Period to be eligible for inclusion in Acquired EBITDA, the historical financial statements for each fiscal year end of the Target Person included as part of the Proforma Acquisition Information must be audited financial statements, and [ii] the actual EBITDA of the Target Person during any Proforma Calculation Quarter shall be substituted for the Acquired EBITDA of the Target Person for that Proforma Calculation Quarter as of the last day of the Proforma Calculation Quarter.  The Acquired EBITDA for each Target Person shall be determined and stipulated in the Acquired EBITDA Calculation Rider in accordance with the provisions of this Agreement.

“Adjusted EBITDA” means the sum of [i] EBITDA, plus [ii] Acquired EBITDA; provided, however, that for purposes of calculating Adjusted EBITDA, Acquired EBITDA may not exceed fifty percent (50%) of Adjusted EBITDA.

 “Adjusted Fixed Charges” means the sum, for any period, of interest expense, determined in accordance with GAAP, plus Rent Expense.

“Adjusted Fixed Charge Coverage Ratio” means, for any period, EBITDAR divided by Adjusted Fixed Charges.

"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to [a] the LIBO Rate for such Interest Period multiplied by [b] the Statutory Reserve Rate.

"Administrative Agent" means JPMorgan Chase Bank, N.A. in its capacity as Administrative Agent for the Lenders pursuant to Article VIII, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article VIII.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, including the Exhibits, Schedules and Riders hereto, as it may be amended, renewed, modified or restated and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the sum of [i] the greatest of [a] the Prime Rate in effect on such day, [b] the Federal Funds Effective Rate in effect on such day plus ½ of 1%, or [c] the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, plus [ii] the ABR Margin.  For the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page 1 (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding), plus one percent (1%).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Calculation Period” means each period of the most recent four (4) consecutive complete fiscal quarters of Borrower that ends on the last day of a fiscal quarter of Borrower and for which Applicable Financial Statements have been delivered to the Administrative Agent.

“Applicable Financial Statements” means consolidated financial statements of the Borrower delivered pursuant to Section 5.01 covering the Applicable Calculation Period.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the total Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

"Applicable Rate" means, for any day, [i] the Alternate Base Rate with respect to any

ABR Loan and [ii] the sum of the Adjusted LIBO Rate plus the LIBO Margin with respect to any Eurodollar Revolving Loan, and [iii] with respect to the Commitment Fees, the applicable interest rate increment per annum shown on the Pricing Grid Rider.  In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.01 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any time period than the Applicable Rate applied for such time period, the Borrower shall immediately [a] deliver to the Administrative Agent a corrected Compliance Certificate for such time period, and [b] immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Rate for such time period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto.

"Approved Fund" has the meaning assigned to such term in Section 9.04.

"Arranger" means J.P. Morgan Securities LLC.

"Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

"Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

"Base CD Rate" means the sum of [a] the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus [b] the Assessment Rate.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" has the meaning assigned to such term in the preamble to this Agreement.

"Borrowing" means [a] Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or [b] a Swingline Loan.

"Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date”  means the last day of each Applicable Calculation Period.

“Capital Expenditures” means, for any period, all expenditures (including deposits) for, or contracts for expenditures (excluding contracts for expenditures under or with respect to Capital Leases, but including cash down payments for assets acquired under Capital Leases) with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise.

“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Management Products" means any one or more of the following types of services or facilities extended to Borrower by Administrative Agent, any Lender, or any Affiliate of the Administrative Agent or a Lender in reliance on Administrative Agent’s or such Lender’s agreement to indemnify such Affiliate: [i] Automated Clearing House (ACH) transactions and other similar money transfer services; [ii] cash management, including controlled disbursement and lockbox services; [iii] establishing and maintaining deposit accounts; and [iv] purchasing card credit account or stored value cards.

"Change in Control" means [a] the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; [b] occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither [i] nominated by the board of directors of the Borrower nor [ii] appointed by directors so nominated; or [c] the acquisition of direct or indirect Control of the Borrower by any Person or group.

"Change in Law" means [a] the adoption of any law, rule, regulation or treaty after the date of this Agreement, [b] any change in any law, rule, regulation, or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or [c] compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.  It is understood and agreed that the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to constitute a Change in Law made subsequent to the Closing Date (and, with respect to each New Lender, subsequent to the date such New Lender becomes a Credit Party), regardless of the date enacted, adopted or issued.

"Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Closing” the satisfaction of the conditions specified in Section 4.01 (or waived in accordance with Section 9.02).

"Code" means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets and property of Borrower, any other Obligor, and any other Person, whether real, personal, tangible or intangible, immovable, movable or mixed, that now or at the Closing or at any other time thereafter is pledged or mortgaged as security for the Obligations.

"Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be [a] reduced from time to time pursuant to Section 2.09, [b] increased pursuant to Section 2.20, and [c] reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender's Commitment is set forth in Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment and Acceptance” means a document substantially in the form of Exhibit B.

“Commitment Fee” means the Commitment Fee accruing at the applicable interest rate per annum shown on the Pricing Grid Rider calculated and payable as provided in Section 2.12(a).

“Commitment Increase” has the meaning assigned to such term in Section 2.20.

“Compliance Certificate” means a Certificate substantially in the form of Exhibit C.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender, including any New Lender.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that [a] has failed, within two Business Days of the date required to be funded or paid, to [i] fund any portion of its Loans, [ii] fund any portion of its participations in Letters of Credit or Swingline Loans or [iii] pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause [i] above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, [b] has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, [c] has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause [c] upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or [d] has become the subject of a Bankruptcy Event.

"Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

"dollars" or "$" refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary that is incorporated or otherwise organized under the laws of a state of the United States of America or the District of Columbia.

“EBITDA” means, for any period, without duplication, the total of the following for Borrower on a consolidated basis, each calculated for such period:  [1] net income determined in accordance with GAAP; plus, to the extent included in the calculation of net income, [2] the sum of [a] income and franchise taxes paid or accrued;  [b] interest expense, net of interest income, paid or accrued;  [c] amortization and depreciation expense; [d] extraordinary or non-recurring “cash” losses, the inclusion of which is reasonably acceptable to Administrative Agent; and [e] extraordinary or non-recurring non-cash charges, the inclusion of which is acceptable to Administrative Agent; less, to the extent included in the calculation of net income, [3] the sum of [a] the income of any Person (other than wholly-owned Subsidiaries of Borrower) in which any Borrower or a wholly owned Subsidiary of a Borrower has an ownership interest except to the extent such income is received by Borrower or such wholly-owned Subsidiary in a cash distribution during such period; [b] gains from sales or other dispositions of assets (other than Inventory in the normal course of business); and [c] extraordinary or non-recurring gains.

“EBITDAR” means, for any period, the sum of Adjusted EBITDA plus Rent Expense.

"Effective Date" means the date of the Closing.

“Eligible Assignee” means a commercial bank, financial institution, other “accredited investor” (as defined in Regulation D of the Securities Act) or a “qualified institutional buyer” as defined in Rule 144A of the Securities Act.

“Eligible Real Estate Collateral” means real estate in which an Obligor is vested with a fee simple interest, or a lease of real estate by an Obligor as a tenant under such lease having a remaining unexpired term (assuming all options contained in the lease for extension of the term were exercised by the Obligor) of 20 years or more that is not Excluded Real Estate Collateral.

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon [a] violation of any Environmental Law, [b] the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, [c] exposure to any Hazardous Materials, [d] the release or threatened release of any Hazardous Materials into the environment or [e] any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests " means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means [a] any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); [b] the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; [c] the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; [d] the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; [e] the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; [f] the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or [g] the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"Event of Default" has the meaning assigned to such term in Article VII.

“Excluded Real Estate Collateral” means [a] Eligible Real Estate Collateral having a fair market value, as determined by Administrative Agent in a commercially reasonable manner based on information sufficient to make such a determination provided to the Administrative Agent by Borrower, of less than $5,000,000 and [b] Eligible Real Estate Collateral having a fair market value determined as aforesaid of less than $2,000,000, if the aggregate fair market value of all Excluded Real Estate Collateral after giving effect to the ownership or lease thereof would exceed $10,000,000.

"Excluded Taxes" means, with respect to any payment made by any Obligor under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient:

(a) Other Connection Taxes;

(b) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and

(c) U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date on which [i] such Recipient acquires its applicable ownership interest in the Loan or Commitment (other than a Recipient acquiring its applicable ownership interest pursuant to Section 2.19(b)) or [ii] such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a Recipient with respect to its applicable ownership interest in the Loan or Commitment or to such Recipient immediately before it changed its lending office).

"FATCA" means Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenants” means those financial covenants set forth in Schedule 5.09.

"Financial Officer" means the chief financial officer, chief accounting officer, treasurer or controller of the Borrower.

“Financing Statements” means UCC-1 financing statements and other filings necessary or appropriate as determined by Administrative Agent to perfect the security interest of Administrative Agent for the benefit of Lenders in any Collateral.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

"GAAP" means generally accepted accounting principles in the United States of America, subject to the provisions of Section 1.04.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" of or by any Person means any obligation, contingent or otherwise, of the Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the Person, direct or indirect, [a] to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, [b] to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, [c] to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or [d] as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means any Person obligated pursuant to a Guarantee of all or any portion of the Obligations.

“Guaranty Agreement” means an agreement establishing the unconditional, absolute, joint and several guaranty of payment by a Guarantor.

"Hazardous Materials"  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Indebtedness" of any Person means, without duplication, [a] all obligations of such Person for borrowed money (including Subordinated Debt) or with respect to deposits or advances of any kind, [b] all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, [c] all obligations of such Person upon which interest charges are customarily paid, [d] all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, [e] all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), [f] all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, [g] all Guarantees by such Person of Indebtedness of others, [h] all Capital Lease Obligations of such Person, [i] all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and [j] all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Taxes" means [a] Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Obligor under any Loan Document and [b] Other Taxes.

"Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

"Information Memorandum" means the Confidential Information Memorandum dated September, 2010 relating to the Borrower and the Transactions.

“Intangible Assets” means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, Intellectual Property, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income and restricted funds.

“Intellectual Property” means all present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, all goodwill associated with any of the foregoing, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

“Interest Calculation Date” means three (3) Business Days following each date that Administrative Agent receives the financial statements applicable to a fiscal year and fiscal quarter of Borrower required to be delivered pursuant to Section 5.01(a) and 5.01(b), respectively, and the Compliance Certificate in each such instance pursuant to Section 5.01(c).

"Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

"Interest Payment Date" means [a] with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, and [b] with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and [c] with respect to any Swingline Loan, the day that such Loan is required to be repaid.

"Interest Period" means [a] with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that [i] if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and [ii] any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Inventory” means all “inventory” (as defined in the UCC), including, without limitation, finished goods, raw materials, work in process and other materials and supplies used or consumed in a Person’s business, and goods which are returned or repossessed.

"Issuing Bank" means JPMorgan Chase Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

"LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

"LC Exposure" means, at any time, the sum of [a] the aggregate undrawn amount of all outstanding Letters of Credit at such time plus [b] the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

"Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

"Letter of Credit" means any letter of credit issued pursuant to this Agreement.  The term shall be deemed to include all letters of credit issued by JPMorgan Chase Bank, N.A. in connection with the Prior Loan that are outstanding on the date of Closing.

“Leverage Ratio” means the ratio of Total Funded Debt as of the last day of an Applicable Calculation Period divided by Adjusted EBITDA during the Applicable Calculation Period ending on such date.

“LIBO Margin” means the applicable interest rate increment shown on the Pricing Grid Rider to be added for purposes of calculating the Applicable Rate with respect to any Eurodollar Revolving Loan.

"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

"Lien" means, with respect to any asset, [a] any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, [b] the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and [c] in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guaranty Agreement by the Subsidiary Guarantors, the Mortgages, the Security Agreement, the Pledge of Equity Interests and all other documents, instruments and agreements executed by or on behalf of Borrower or any other Obligor or Guarantor that is delivered concurrently herewith or at any time hereafter to or for Administrative Agent or any Lender in connection with the Loans, any Letter of Credit, any Rate Management Transaction and any of the other Obligations and Transactions, all as amended, restated, supplemented or modified from time to time.

"Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

"Material Adverse Effect" means a material adverse effect on [a] the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, [b] the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.

"Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

"Maturity Date" means December 2, 2015 unless December 2, 2015 is not a Business Day, in which case the Maturity Date shall be the next Business Day immediately succeeding December 2, 2015.

“Medicaid” means the Medicaid program established and governed by Title XIX of the Social Security Act (codified as 42 U.S.C.A. §1396 et. seq.), as amended from time to time.

“Medicare” means the Medicare program established and governed by Title XVIII of the Social Security Act (codified as 42 U.S.C.A. §1395 et. seq.), as amended from time to time.

“Mortgage” or “Mortgages” means a mortgage, deed of trust, leasehold mortgage, leasehold deed of trust, collateral assignments of leases or other real estate security documents delivered by any Obligor to Administrative Agent, on behalf of Lenders, with respect to Mortgaged Property, as part of the Collateral for the Obligations, all in form and substance satisfactory to Administrative Agent.  In the case of each leasehold constituting Mortgaged Property, Administrative Agent shall have received such estoppel letters, consents and waivers from the landlords and non-disturbance agreements from any holders of mortgages or deeds of trust on such Mortgaged Property as may be requested by Administrative Agent, which letters shall be acceptable to Agent.

“Mortgage Policies” means loan policies of title insurance in form and substance and in amounts acceptable to Administrative Agent issued by title insurers reasonably satisfactory to Administrative Agent assuring Administrative Agent that the Mortgages are valid and enforceable first priority mortgage liens on a respective Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances.

“Mortgaged Property” means all real property owned or leased by any of the Obligors that the Administrative Agent requires to be encumbered by a Mortgage.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means, as of any date, the sum of the capital stock and additional paid-in capital plus retained earnings (or less accumulated deficit) calculated in conformity with GAAP.

“New Lender” means either a Lender or an Eligible Assignee, in each case approved by the Borrower and the Administrative Agent, that agrees to become a Lender or that agrees to increase its Commitment, in accordance with the provisions of Section 2.20.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” means a promissory note payable to the order of each Lender evidencing its Applicable Percentage of the Revolving Loan.

“Obligations” means all Loans, indemnification and other obligations in connection with the issuance of Letters of Credit, advances, debts, liabilities, obligations, covenants and duties owing by any Obligor to the Administrative Agent, any Lender, the Swingline Lender, the Lead Arranger, any Affiliate of the Administrative Agent or any Lender, any Issuer or any Person entitled to indemnification by any Obligor under this Agreement or any other Loan Documents, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.  The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable paralegals’ fees and any other sum chargeable to any Obligor under this Agreement or any other Loan Document, and Swap Obligations.  The term also includes Cash Management Products.

“Obligors” means, collectively, the Borrower and each Subsidiary Guarantor.

"Other Connection Taxes"  means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document.

"Other Taxes" means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

"Participant" has the meaning assigned to such term in Section 9.04.

"Participant Register" has the meaning assigned to such term in Section 9.04(c).

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means [i] any Acquisition of a Target Person by an Acquirer for which the total consideration paid by the Acquirer, including cash as well as any Indebtedness of the Target Person assumed by the Acquirer, does not exceed the Acquisition Threshold, and [ii] any Acquisition of a Target Person by an Acquirer in addition to those described in clause [i] of this definition for which the prior written consent of the Administrative Agent, acting with the approval of the Required Lenders, has been obtained by Borrower; provided, however, that [a] no Acquisition shall be a Permitted Acquisition unless the Eligible Real Estate Collateral has been mortgaged and the personal property assets that are acquired have been pledged and granted (unless the pledge or grant is prohibited by Governmental Authority or the provisions of contracts governing same) as part of the Collateral and, if Equity Interests of the Target Person have been acquired, the Target Person has at the time such Equity Interests are acquired, executed and delivered a Guaranty Agreement and Administrative Agent has received an exclusive first priority pledge and grant of such Equity Interests of the Target Person as part of the Collateral, and [b] no Acquisition for which the total consideration paid by the Acquirer, including cash as well as any Indebtedness of the Target Person assumed by the Acquirer, exceeds $10,000,000 shall be a Permitted Acquisition unless at least ten (10) Business Days prior to the consummation of the Acquisition Borrower has furnished the requisite Pro Forma Acquisition Information to the Administrative Agent and each of the Lenders.

"Permitted Encumbrances" means:

(a) Liens granted to the Administrative Agent securing all or any portion of the Obligations;

(b) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(c) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(d) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary.

provided that, except as described in clause (a) of this definition and except as may be set forth in Schedule 6.02, the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

"Permitted Investments" means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

(c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that [i] comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, [ii] are rated AAA by S&P and Aaa by Moody’s and [iii] have portfolio assets of at least $5,000,000,000.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan"  means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

“Pledge of Equity Interests” means an agreement in form and substance satisfactory to Administrative Agent establishing the pledge by Borrower, as well as any Subsidiary that owns Equity Interests in another Subsidiary, of all of the Equity Interests in each Subsidiary of Borrower and each Subsidiary of a Subsidiary, respectively, as part of the Collateral for the Obligations.  The foregoing notwithstanding, no Obligor shall be required to pledge greater than 66.67% of the Equity Interests in any Foreign Subsidiaries.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 270 Park Avenue, New York, New York.  The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective.  The Prime Rate is a reference rate and may not be the lowest rate of JPMorgan Chase Bank, N.A.

“Prior Loan” means Indebtedness owed by Borrower to JPMorgan Chase Bank, N.A. pursuant to a certain Loan and Security Agreement dated as of July 15, 2008, as amended.

“Proforma Acquisition Information” means [i] historical financial statements for the Target Person, and [ii] without limitation of the foregoing clause [i], the actual financial statements for the Target Person solely, together with proforma consolidated financial statements of Borrower and the Target Person for the Proforma Calculation Period, which shall include the effect of any Indebtedness to be incurred or acquired by Borrower in conjunction with the Acquisition as well as the results of the operations of the Target Person, assuming the Target Person had been made a Subsidiary of Borrower at the inception of the Proforma Calculation Period, containing such other assumptions as are in accordance with GAAP, and reflecting compliance with the Financial Covenants after giving effect to the Acquisition, and [iii] such other information concerning the proposed Acquisition as the Administrative Agent shall request, including but not limited to due diligence information regarding the Target Person developed by Borrower’s management or outside auditors and Medicare and Medicaid audit reports.

“Proforma Calculation Period” means four (4) consecutive complete fiscal quarters of Borrower commencing with the fiscal quarter during which the Acquisition of a Target Person by an Acquirer occurs.

“Proforma Calculation Quarter” means each fiscal quarter of Borrower, or portion thereof, included within a Proforma Calculation Period.

“Rate Management Transactions” means any transaction (including a Swap Agreement with respect thereto) now existing or hereafter entered into between Borrower and any Lender or any of their respective Affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swam, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

"Recipient" means, as applicable, [a] the Administrative Agent, [b] any Lender (and, in the case of a Lender that is classified as a partnership for U.S. Federal tax purposes, a Person treated as the beneficial owner thereof for U.S. Federal tax purposes) and [c] the Issuing Bank.

"Register" has the meaning assigned to such term in Section 9.04.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Rent Expense” means rent expense, determined in accordance with GAAP, incurred with respect to real property.

"Required Lenders" means, at any time, not less than two (2) Lenders having Revolving Credit Exposures and unused Commitments representing in aggregate greater than fifty percent (50%) of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

"Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

"Revolving Loan" means a Loan made pursuant to Section 2.03.

"S&P" means Standard & Poor's.

“Security Agreement” means an agreement entered into among Borrower and each Subsidiary Guarantor granting to Administrative Agent a continuing first priority security interest in all or substantially all of the personal property of each as part of the Collateral for the Obligations.

“Share Repurchase Credit” has the meaning assigned to such term in Schedule 5.09.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject [a] with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and [b] with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means Indebtedness for which the payment and priority of any liens securing same have been subordinated to the payment of the Obligations and the priority of the security interests of Administrative Agent in any Collateral pursuant to documentation acceptable in form and substance to Administrative Agent.

"subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity [a] of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or [b] that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Subsidiary" means any direct or indirect subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that is a Guarantor.

"Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of Borrower to a Lender or to any of their respective Affiliates arising under or in connection with Rate Management Transactions.

"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total  Swingline Exposure at such time.

"Swingline Lender" means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

"Swingline Loan" means a Loan made pursuant to Section 2.05.

 “Target Person” means a Person engaged in a line of business of the type or closely related to the type conducted by an Acquirer as of the date of execution of this Agreement or business reasonably related thereto (which shall be deemed for purposes of this Agreement to include the provision of hospice care), the assets or stock of which such Acquirer desires to acquire pursuant to a non-hostile Acquisition.

"Taxes" means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Total Funded Debt” means the sum of Indebtedness plus mandatorily redeemable preferred stock.

"Transactions" means the execution, delivery and performance by the Borrower and each other Obligor of this Agreement and the other Loan Documents to which each is a party, respectively, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

"Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

"Upfront Fee" means the fee described in Section 2.12(c).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan").  Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise [a] any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), [b] any reference herein to any Person shall be construed to include such Person's successors and assigns, [c] the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, Articles and Sections of, and Exhibits and Schedules to, this Agreement and [d] the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, [i] without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and [ii] without giving effect to any change or modification of GAAP which would require the capitalization of leases currently characterized as “operating leases.”

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Credit Exposure exceeding such Lender's Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.  Loans and Borrowings.

(a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b)  Subject to Section 2.14, [i] each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $25,000 and not less than $100,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $25,000 and not less than $100,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of four Eurodollar Revolving Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Revolving Borrowings.   To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone [a] in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or [b] in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the aggregate amount of the requested Borrowing;

(ii)  the date of such Borrowing, which shall be a Business Day;

(iii)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

(v)  the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.  Promptly following receipt of a  Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

SECTION 2.04.  [Intentionally Omitted]

SECTION 2.05.  Swingline Loans.

(a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each  Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06.  Letters of Credit.

(a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure shall not exceed $25,000,000.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of [i] the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and [ii] the date that is five Business Days prior to the Maturity Date.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on [i] the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or [ii] the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that

Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the ssuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of [i] any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, [ii] any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, [iii] payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or [iv] any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)  Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC

Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) hall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, [i] the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and [ii] references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure  representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07.  Funding of Borrowings.

(a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at [i] in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or [ii] in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

SECTION 2.08.  Interest Elections.

(a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing [i] no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and [ii] unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09.  Termination and Reduction of Commitments.

(a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)  The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that [i] each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and [ii] the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.  Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay [i] to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, and [ii] to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record [i] the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, [ii] the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and [iii] the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.  Prepayment of Loans.

(a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)  The Borrower shall notify the Administrative  Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder [i] in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, [ii] in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or [iii] in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.   Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12.  Fees.

(a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Commitment Fee, which shall accrue at the Applicable Rate on the average of the actual daily unused amount of the Commitment of such Lender during the period from and including the date of Closing to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Commitment Fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.  Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Commitment Fees accruing after the date on which the Commitments terminate shall be payable on demand.  All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  The Borrower agrees to pay [i] to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and [ii] to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  At Closing, the Borrower shall pay to the Administrative Agent for the account of each Lender a fee calculated in basis points applied to the aggregate amount of the Commitment, with the basis points applied estimated to be that specified in a separate letter agreement among Administrative Agent, Arranger and Borrower, but acknowledged therein as being subject to variations determined by market conditions.

(d)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances

SECTION 2.13.  Interest.

(a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Applicable Rate with respect thereto.

(c)  [Intentionally Omitted]

(d)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to [i] in the case of overdue principal of any Loan, 2% plus the  rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or [ii] in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that [i] interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, [ii] in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and [iii] in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, [i] any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and [ii] if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing, provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15.  Increased Costs.

(a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)  impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than [A] Indemnified Taxes and [B] Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes)) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  [Intentionally Omitted]

(e)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of [a] the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), [b] the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, [c] the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or [d] the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of [i] the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over [ii] the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.  Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by any Obligor under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Obligor shall be increased as necessary so that net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Obligor to a Governmental Authority, such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Obligors.  The Obligors shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with an Loan Document (including amounts payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so payable by such Recipient. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent. In the case of any Lender making a claim under this Section 2.17(d) on behalf of any of its beneficial owners, an indemnity payment under this Section 2.17(d) shall be due only to the extent that such Lender is able to establish that, with respect to the applicable Indemnified Taxes, such beneficial owners supplied to the applicable Persons such properly completed and executed documentation necessary to claim any applicable exemption from, or reduction of, such Indemnified Taxes.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so) and the Obligors for any Excluded Taxes, in each case attributable to such Lender that are paid or payable by the Administrative Agent or the applicable Obligor (as applicable) in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent or the Borrower (as applicable) delivers to the applicable Lender a certificate stating the amount of Taxes or Excluded Taxes so paid or payable by the Administrative Agent or the Obligor (as applicable). Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii) and (iii) below) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party [1] with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and [2] with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender's conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both [1] IRS Form W-8BEN and [2] a certificate substantially in the form of Exhibit D (a "U.S. Tax Certificate") to the effect that such Lender is not [a] a "bank" within the meaning of Section 881(c)(3)(A) of the Code, [b] a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code [c] a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and [d] conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) [1] an IRS Form W-8IMY on behalf of itself and [2] the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival.  [intentionally omitted].

(i) Issuing Bank. For purposes of Section 2.17(e) and (f), the term "Lender" includes any Issuing Bank.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  Payments made by the Administrative Agent to Lenders of amounts due with respect to the Commitment of the Lenders shall be apportioned according to the Applicable Percentage of each Lender.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied [i] first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and [ii] second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that [i] if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and [ii] the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, [i] apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or [ii] hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses [i] and [ii] above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment [i] would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and [ii] would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that [i] the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, [ii] such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and [iii] in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                                SECTION 2.20.    Increase in Total Commitment.

(a)  Request for Increase.  The Borrower may, at any time and from time to time (but in no event more than once during each fiscal year of Borrower), request, by notice to the Administrative Agent, the Administrative Agent’s approval of an increase of the total Commitments (a “Commitment Increase”) within the limitations hereafter described, which request shall set forth the amount of each such requested Commitment Increase.  Within twenty (20) days of such request, the Administrative Agent shall determine in accordance with its customary underwriting standards then in effect whether or not it approves the Commitment Increase and advise the Borrower in writing of its approval or disapproval of such request and, if the request is not approved, the reasons therefor.  Failure to so advise the Borrower within twenty (20) days shall not constitute approval or disapproval. If the Administrative Agent approves any such Commitment Increase, then the total Commitment may be so increased (up to the amount of such approved Commitment Increase) by having one or more New Lenders increase the amount of their then existing Commitments or become Lenders, provided however that approval by the Administrative Agent is not a commitment by the Administrative Agent to increase its Commitment or to find New Lenders.  Any Commitment Increase shall be subject to the following limitations and conditions:  [i] any increase (in the aggregate) in the total Commitment and the amount (in the aggregate) of any new Commitment and/or any amount (in the aggregate) of any increase in the Commitment of any New Lender, shall not be less than $1,000,000 (and shall be in integral multiples of $500,000 if in excess thereof); [ii] no Commitment Increase pursuant to this Section 2.20 shall increase the total Commitment to an amount in excess of $175,000,000; [iii] the Borrower and each New Lender shall have executed and delivered a Commitment and Acceptance and the Administrative Agent shall have accepted and executed the same; [iv] the Borrower shall have executed and delivered to the Administrative Agent such Note or Notes as any such New Lender shall request to reflect such Commitment Increase; [v] the Borrower shall have delivered to the Administrative Agent opinions of counsel (substantially similar to the form of opinion provided for in Section 4.01, modified to apply to the Commitment Increase and each Note and Commitment and Acceptance executed and delivered in connection therewith); [vi] all Guarantors shall have consented in writing to the Commitment Increase and shall have agreed that their Guaranties continue in full force and effect; and (vii) the Borrower and each New Lender shall otherwise have executed and delivered such other instruments and documents, including but not limited to modifications of the Mortgages, Security Agreement, Pledge of Equity Interests to, among other things reflect the Commitment Increase, as the Administrative Agent shall have reasonably requested in connection with such Commitment Increase.  The form and substance of the documents required under clauses [iii] through [vii] above shall be acceptable to the Administrative Agent.  The Administrative Agent shall provide written notice to all of the Lenders hereunder of any Commitment Increase.

(b)           Revolving Loans by New Lenders.  Upon the effective date of any increase in the total Commitment pursuant to the provisions hereof, which effective date shall be mutually agreed upon by the Borrower, each New Lender and the Administrative Agent, each New Lender shall make a payment to the Administrative Agent in an amount sufficient, upon the application of such payments by all New Lenders to the reduction of the outstanding Revolving Loan held by the Lenders, to cause the principal amount outstanding under the Revolving Loans made by each Lender (including any New Lender) to be in the amount of its Applicable Percentage (upon the effective date of such increase) of all outstanding Revolving Loans.  The Borrower hereby irrevocably authorizes each New Lender to fund to the Administrative Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Revolving Loans held by the other Lenders hereunder.  If, as a result of the repayment of the Revolving Loan provided for in this Section 2.20(b), any payment of a Eurodollar Advance occurs on a day that is not the last day of the applicable Interest Period, the Borrower will pay to the Administrative Agent for the benefit of any of the Lenders holding a Eurodollar Loan any loss or cost incurred by such Lender resulting therefrom in accordance with Section 3.04.  Upon the effective date of such increase in the total Commitment, all Revolving Loans outstanding hereunder (including any Revolving Loans made by the New Lenders on such date) shall be ABR Loans, subject to the Borrower’s right to convert the same to Eurodollar Loans on or after such date in accordance with the provisions of Section 2.07.

(c)           New Lenders’ Participation in Letters of Credit.  Upon the effective date of any increase in the total Commitment and the making of the Revolving Loans by the New Lenders in accordance with the provisions of Section 2.17(b), each New Lender also shall be deemed irrevocably and unconditionally to have purchased and received, without recourse or warranty, from the Lenders party to this Agreement immediately prior to the effective date of such increase, an undivided interest and participation in any Letter of Credit then outstanding, ratably, such that each Lender (including each New Lender) holds a participation interest in each such Letter of Credit in proportion to the ratio that such Lender’s Commitment (upon the effective date of such increase in the total Commitment) bears to the total Commitment as so increased.

(d)           No Obligation to Increase Commitment.  Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of the Borrower or the Administrative Agent to give or grant any Lender the right to increase its Commitment hereunder at any time or a commitment or agreement on the part of any Lender to increase its Commitment hereunder at any time, and no Commitment of a Lender shall be increased without its prior written approval.

SECTION  2.21.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

                                (a)           Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12;

                                (b)           the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), except [i] such Defaulting Lender’s Commitment may not be increased or extended without its consent and [ii] the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

(c)           if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)           all or any part of such Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments; and

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent [x] first, prepay such Swingline Exposure and [y] second, cash collateralize for the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)           if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)           if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)           if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d)           so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash Collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein); and

If [i] a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or [ii] the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  Each Subsidiary of Borrower, its state of formation, tax identification number, organizational identification number and the identity of the owner(s) of all of the Equity Interests of each, is set forth on Schedule 3.01.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement and each other Loan Document to which an Obligor is a party have been duly executed and delivered by each such Obligor, and each constitutes a legal, valid and binding obligation of the Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions [a] do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, [b] will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, [c] will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and [d] will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries except for Liens created by the Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.

(a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows [i] as of and for the fiscal year ended December 31, 2009, reported on by Ernst & Young, independent public accountants, and [ii] as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2010, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause [ii] above.

(b)  Since December 31, 2009, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.

(a)  Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.  None of Borrower or its Subsidiaries owns any Eligible Real Estate Collateral that is not Collateral.

(b)  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the

Borrower or any of its Subsidiaries [i] as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or [ii] that involve this Agreement or the Transactions.

(b)  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries [i] has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, [ii] has become subject to any Environmental Liability, [iii] has received notice of any claim with respect to any Environmental Liability or [iv] knows of any basis for any Environmental Liability.

(c)  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  To its knowledge, each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Without limitation of the foregoing, except for Disclosed Matters, no Obligor has received any notice from any governmental or public body, agency or instrumentality alleging that any of the Obligor’s businesses [i] is operating under any deficiencies cited by state or federal agencies regulating such businesses, except to the extent that any such deficiencies  are not material or are customary and normal for similar businesses operated by prudent management in accordance with sound business practices;  [ii] has violated any laws relating to participation in the Medicare or Medicaid programs that could result in criminal punishment, civil money penalties or exclusion from such programs, including but not limited to laws regulating payment for referrals, false billing, and certificates of medical necessity; or [iii] is proposed to be excluded from Medicare or Medicaid or any other federal or state health care program for any other reason.  For purposes of this paragraph, “notice” or “knowledge” may be inferred by receipt of an administrative subpoena if the Obligor has reason to believe that one of the businesses is a subject or target of an investigation; execution of a search warrant; notice of any post-payment audit activities; and any  other investigation of  Obligor’s billing or record keeping practices by agents of the Department for Health and Human Services Office of Inspector General, any agent of the United States Department of Justice, or agents of a state attorney general’s office or Medicaid fraud and abuse task force of which Obligor is aware.  To the extent that any Obligor participates in Medicare or Medicaid, each such Obligor has in effect a corporate compliance program designed to detect and prevent billing errors and related violations of Medicare and Medicaid conditions of participation.  No Default has occurred and is continuing.

SECTION 3.08.  Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except [a] Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or [b] to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.  Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

                                (a)  The Administrative Agent (or its counsel) shall have received from each party hereto either [i] a counterpart of this Agreement signed on behalf of such party or [ii] written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent (or its counsel) shall have received the fully executed Notes, Guaranty Agreement executed by each Subsidiary, Security Agreement, Pledge of Equity Interests and such other documents as Administrative Agent or its counsel reasonably request to afford Administrative Agent for the benefit of the Lenders the first and prior perfected security interest in all or substantially all assets of each of the Obligors, including but not limited to delivery of original certificates evidencing ownership of the Subsidiaries where applicable and related stock powers and UCC and related lien searches.  Without limitation of the foregoing, Administrative Agent shall receive assurances satisfactory to it that, concurrently with the Closing, the Prior Loan (excluding letters of credit issued by JPMorgan Chase Bank, N.A. in connection with the Prior Loan that are outstanding on the date of Closing) is paid in full and the Liens securing the Prior Loan are terminated.

                                (c)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) covering such other matters relating to the Borrower, the Subsidiary Guarantors, this Agreement and the other Loan

Documents and the Transactions as the Administrative shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

                                (d)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the Subsidiaries, the authorization of the Transactions and any other legal matters relating to the Borrower and the Subsidiaries, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

                                (e)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on December 15, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

                (a)  The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

                (b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year ended, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

                                (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                                (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Borrower [i] certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, [ii] setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants stipulated pursuant to Section 5.09, and [iii] stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements theretofore delivered to Administrative Agent and Lenders and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                                (d) [Intentionally Omitted];

                                (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

                                (f) [Intentionally Omitted]

                                (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

For purposes of subsections (a), (b),  and (e) of this Section 5.01, the Borrower will be deemed to have furnished to the Administrative Agent and each Lender the information required by such subsections if it has publicly filed such information with the Securities Exchange Commission via the EDGAR Filing System and such information is publicly available.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

               (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

                (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.  Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including liabilities for Taxes, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where [a] the validity or amount thereof is being contested in good faith by appropriate proceedings, [b] the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and [c] the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, [a] keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and [b] maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.  Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in all material respects, are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.  Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used only for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, as well as to refinance the Prior Loan.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued only to support operations of the Borrower and its Subsidiaries in the ordinary course of business.

SECTION 5.09.  Financial Covenants.  Borrower shall comply with each of the Financial Covenants set forth in Schedule 5.09.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees   payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

                                (a) Indebtedness created hereunder;

                                (b) Indebtedness existing on the date hereof that is not permitted under clause (a) or (c)-(h) of this Section 6.01 and set forth in Schedule 6.01;

                                (c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other  Subsidiary;

                                (d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that the aggregate amount of all such Guarantees in favor of Persons not Obligors does not exceed $5,000,000;

                                (e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness; provided that [i] such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and [ii] the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $10,000,000 at any time outstanding;

                                (f) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that [i] such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and [ii] the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $25,000,000 at any time outstanding;

                                (g)  Indebtedness constituting all or part of the consideration paid for an Acquisition, provided that the aggregate amount of such Indebtedness does not exceed $30,000,000; and

                                (h) Indebtedness not included within Sections 6.01 (a) through (g) provided that the aggregate amount of such Indebtedness does not exceed $10,000,000 at any time.

                                SECTION 6.02.  Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                                (a) Permitted Encumbrances;

                                (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that [i] such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and [ii] such Lien shall secure only those obligations which it secures on the date hereof;

                                (c) any Lien existing on any property or asset prior to the Acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that [i] such Lien is not created in contemplation of or in connection with such Acquisition or such Person becoming a Subsidiary, as the case may be, [ii] such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and [iii] such Lien shall secure only those obligations which it secures on the date of such Acquisition or the date such Person becomes a Subsidiary, as the case may be;

                                (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that [i] such security interests secure Indebtedness permitted by clause (e) of Section 6.01, [ii] such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, [iii] the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets and [iv] such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and

                                (e) Liens securing Indebtedness permitted by clauses (f), (g) and (h) of Section 6.01, provided that the aggregate Indebtedness secured by those Liens does not exceed $10,000,000 at any time, and further provided that Liens securing Indebtedness permitted by Section 6.01(h) shall either [i] secure Indebtedness incurred to finance the acquisition of equipment, or [ii] encumber Excluded Real Estate Collateral acquired pursuant to a Permitted Acquisition.

SECTION 6.03.  Fundamental Changes.

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or form any Subsidiary that is not, immediately upon the creation thereof, a Subsidiary Guarantor by joinder to the Guaranty Agreement and the Security Agreement pursuant to documentation acceptable to Administrative Agent, and with its Equity Interests being pledged as part of the Collateral by joinder to the Pledge of Equity Interests of the Obligor owning the Equity Interests of such Subsidiary except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing [i] any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, [ii] any Subsidiary may merge into any Subsidiary Guarantor in a transaction in which the surviving entity is a Subsidiary Guarantor, [iii] any Subsidiary Guarantor may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary Guarantor and [iv] any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, and Administrative Agent is given notice of the intention to effect such liquidation or dissolution not less than ten (10) Business Days prior to the commencement thereof; provided that any merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type or closely related to the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto, which shall be deemed for purposes of this Agreement to include the provision of hospice care.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Borrower in the Equity Interests of its Subsidiary Guarantors;

(c) loans or advances made by the Borrower to any Subsidiary Guarantor and made by any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor;

(d) Guarantees constituting Indebtedness permitted by Section 6.01;

                                (e)  Permitted Acquisitions; and

(f) investments not described in clauses (a) through (e) of Section 6.04, provided that the aggregate amount of such investments does not exceed $8,000,000 at any time.

SECTION 6.05.  Swap Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except [a] Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and [b] Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06.  Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except [a] the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, [b] the Borrower may declare and pay cash dividends with respect to its Equity Interests and repurchase shares of capital stock of Borrower in an amount not exceeding, with respect to the aggregate of all such cash dividends and share repurchases, $20,000,000 in the aggregate during any fiscal year of Borrower; provided that at the time of each declaration and payment of a dividend, and each share repurchase, and immediately after giving effect thereto in each case, no Default or Event of Default has occurred and is existing, [c] Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and [d] the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.

SECTION 6.07.  Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except [a] in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, [b] transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and [c]  any Restricted Payment permitted by Section 6.06.

SECTION 6.08.  Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon [a] the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or [b] the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that [i] the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, [ii] the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), [iii] the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, [iv] clause [a] of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and [v] clause [a] of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09.  Grant of Lien on After-Acquired Eligible Real Estate Collateral.  No Obligor shall acquire title to any Eligible Real Estate Collateral without the prior written consent of the Required Lenders unless, at the time of such acquisition, such Obligor grants to Administrative Agent for the benefit of Lenders a continuing, first priority Mortgage Lien therein, as part of the Collateral for the Obligations, pursuant to documentation acceptable to Administrative Agent and accompanied by such policy or policies of title insurance, appraisals, surveys, environmental assessments, landlord consents and other related items of due diligence as Administrative Agent reasonably requests.

ARTICLE VII

Events of Default

If any of the following events ("Events of Default") shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower's existence) 5.08, 5.09 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such circumstance continues for more than ten (10) Business Days; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking [i] liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or [ii] the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall [i] voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, [ii] consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, [iii] apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, [iv] file an answer admitting the material allegations of a petition filed against it in any such proceeding, [v] make a general assignment for the benefit of creditors or [vi] take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final uninsured judgments for the payment of money in an aggregate amount in excess of $5,000,000 (not adequately covered by insurance as to which the insurance company has acknowledged coverage) shall be rendered against the Borrower, any Subsidiary or any combination thereof and [i] if, prior to the availability of any execution thereon, such judgment(s) shall not have been discharged or execution thereof shall not have been stayed pending appeal, or if, after the expiration of any such stay, such judgment(s) shall not have been discharged, or [ii] the Borrower shall not have established adequate reserves on its books in respect of such final uninsurable judgment or judgments; or

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n)  Any Borrower or Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such circumstance could reasonably be expected to have a Material Adverse Effect;

(o)  Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Obligor denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect;

(p)  Administrative Agent, on behalf of Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of Administrative Agent or any Lender to take any action within its control;

(q)  Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Obligor if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(r)  The loss, suspension or revocation of, or failure to renew, any Medicare, Medicaid or other license or permit now held or hereafter acquired by any Obligor, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

(s)  There is filed against any Obligor any civil or criminal action, suit or proceeding under any federal or state racketeering (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970) or any other statute, which action, suit or proceeding [1] is not dismissed within 120 days; and [2] could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  [i] terminate the Commitments, and thereupon the Commitments shall terminate immediately, and [ii] declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, [a] the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, [b] the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and [c] except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into [i] any statement, warranty or representation made in or in connection with this Agreement, [ii] the contents of any certificate, report or other document delivered hereunder or in connection herewith, [iii] the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, [iv] the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or [v] the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent upon any Collateral [i] upon termination of the Commitments and upon final and indefeasible payment in full in cash and satisfaction of all Obligations and termination of this Agreement; [ii] constituting property being sold or disposed of in accordance with the Loan Documents; or [iii] constituting property leased to an Obligor under a lease that has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the applicable Obligor to be, renewed or extended.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Obligors in respect of) all interests retained by the Obligors, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral and the Administrative Agent shall not be required to execute any such release on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty.

Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the other Loan Documents exists or is owned by an Obligor or is cared for, protected or insured or has been encumbered or that the Liens granted to Administrative Agent on behalf of Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent in this Agreement or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in property covered by this Agreement or the Loan Documents as one of the Lenders and that Administrative Agent shall have no duty or liability in that regard whatsoever to any of the other Lenders.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession.  Should any Lender (other than Administrative Agent) obtain possession of any such Collateral following an Event of Default, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.  The Administrative Agent may file such proofs of claim or documents as may be necessary or advisable in order to have the claims of the Administrative Agent and the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and the Lenders, their respective agents, financial advisors and counsel), allowed in any judicial proceedings relative to any Obligor, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims.  Any  custodian in any judicial proceedings relative to any Obligor is hereby authorized by each Lender to make payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel, and any other amounts due the Administrative Agent.  Nothing contained in this Agreement or the other Loan Documents shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans, or the rights of any holder thereof, or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding, except as specifically permitted herein.

Each Lender agrees that, except as to Collateral in which a security interest may be perfected by possession, it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral for the benefit of the Lenders, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

Any proceeds of Collateral received by the Administrative Agent [i] not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or [ii] after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders otherwise so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower; second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower; third, to pay interest then due and payable on the Loans ratably; fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any amounts owing with respect to Cash Management Products and Swap Obligations ratably; fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash Collateral for such Obligations, and sixth, to the payment of any other Obligations due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except [a] on the expiration date of the Interest Period applicable to any such Eurodollar Loan or [b] in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), or required by law to be given in another manner, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223, Attention of C. Steven Guenthner, Telecopy No. 502.891.8067;

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Sherese Cork, Telecopy No. 888.303.9732;

(iii) if to the Issuing Bank, to JPMorgan Chase Bank, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Debra Williams, Telecopy No. 312.385.7098;

(iv) if to the Swingline Lender, to JPMorgan Chase Bank, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Sherese Cork, Telecopy No. 888.303.9732;

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.

(a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by an Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders and, in the case of any waiver, amendment or modification affecting Section 2.21, the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank; provided that no such agreement shall [i] increase  the Commitment of any Lender without the written consent of such Lender, [ii] reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any fees payable hereunder, without the written consent of each Lender directly affected thereby, [iii] postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest thereon, or any fees or other Obligations payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, except that all Lenders’ Commitments may be reduced pro rata if the Borrower reduces Commitments pursuant to Section 2.09(b) hereof, [iv] change Section 2.18(a), (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or [v] change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent thereunder, without the  written consent of each Lender, or [vi] release a Subsidiary Guarantor from its obligations under the Guaranty Agreement to which it is a party (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.  The Administrative Agent may also amend the Schedule of Commitments to reflect assignments entered into pursuant to Section 9.04.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.

(a)  The Borrower shall pay [i] all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), [ii] all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and [iii] all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of [i] the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, [ii] any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), [iii] any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or [iv] any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this

Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable not later than three (3) Business Days after written demand therefor.

SECTION 9.04.  Successors and Assigns.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that [i] the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and [ii] no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

                (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

                (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

                (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $8,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

                (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

                (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

                (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Obligors and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

                (E) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by [a] a Lender, [b] an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that [A] such Lender's obligations under this Agreement shall remain unchanged,; [B] such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; [C] the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement; and [D] without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant [A] shall be subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender); [B] agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and [C] shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the "Participant Register"). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.

(a)  This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Kentucky.

(b)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any state or federal court located within the County of Jefferson, Commonwealth of Kentucky, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the Commonwealth of Kentucky or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO [A] CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND [B] ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.

(a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed [a] to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), [b] to the extent requested by any regulatory authority, [c] to the extent required by applicable laws or regulations or by any subpoena or similar legal process, [d] to any other party to this Agreement, [e] in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, [f] subject to an agreement containing provisions substantially the same as those of this Section, to [i] any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or [ii] any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, [g] with the consent of the Borrower or [h] to the extent such Information [i] becomes publicly available other than as a result of a breach of this Section or [ii] becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)  EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)  ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER OBLIGORS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.  Without limitation of the foregoing, it is the intent of the Credit Parties and Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect.  All agreements between the Credit Parties and Borrower are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law.  If, from any possible construction of any of the Loan Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this Section and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document.  If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans.  The right to demand payment of the Loans or any other Obligations evidenced by any of the Loan Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand.  All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of same does not exceed the maximum nonusurious amount permitted by applicable law.

SECTION 9.14.  USA PATRIOT ACT.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALMOST FAMILY, INC., a Delaware corporation

By  /s/ C. Steven Guenthner
       C. Steven Guenthner,
       Senior Vice President and CFO

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By      /s/ Karen B. Watson
Karen B. Watson
Senior Vice President

BANK OF AMERICA, N.A., as a Lender and as Syndication Agent

By      /s/ Sofia E. Love
           Sofia E. Love
           Senior Vice President

CITIBANK, N.A. as a Lender and as a Documentation Agent

By   /s/ Allen Fisher
          Allen Fisher
          Vice President

FIFTH THIRD BANK, an Ohio banking corporation, as a Lender and as a Documentation Agent

By    /s/ Richard G. Whipple
          Richard G. Whipple
          Vice President

 Exhibit A

 ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below [i] all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and [ii] to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause [i] above (the rights and obligations sold and assigned pursuant to clauses [i] and [ii] above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.            Assignor:                                ______________________________

2.            Assignee:                               ______________________________
                                                                  [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Almost Family, Inc., a Delaware corporation

4.             Administrative Agent:           JPMorgan Chase Bank, N.A., as the administrative agent under the
Credit Agreement

5.             Credit Agreement:                 The Credit Agreement dated as of December 2, 2010 among Almost Family, Inc., the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

_________________
1 Select as applicable.

6. Assigned Interest:

Facility Assigned2	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans3
	$		$	%
	$		$	%
	$		$	%

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information  (which may contain material non-public information about the Borrower, the other Obligors and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
   Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
   Title:

________________
2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Tranche A Commitment,” “Tranche B Commitment,” etc.)

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as
  Administrative Agent

By_________________________________
  Title:

Consented to:

ALMOST FAMILY, INC., a Delaware corporation

By________________________________
  Title:

[add consent of Issuing Bank]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor [a] represents and warrants that [i] it is the legal and beneficial owner of the Assigned Interest, [ii] the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and [iii] it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and [b] assumes no responsibility with respect to [i] any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, [ii] the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, [iii] the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or [iv] the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee [a] represents and warrants that [i] it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, [ii] it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, [iii] from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, [iv] it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, [v] if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and [vi] it does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code; and [b] agrees that [i] it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and [ii] it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and
Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Kentucky.

Exhibit B

COMMITMENT AND ACCEPTANCE

This Commitment and Acceptance (this “Commitment and Acceptance”) is dated as of ______________, 20__, and is entered into among the parties listed on the signature pages hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement (as defined below).

PRELIMINARY STATEMENTS

Reference is made to that certain Credit Agreement dated as of December 2, 2010, by and between ALMOST FAMILY, INC., a Delaware corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders that are parties thereto (as the same may from time to time be amended, modified, supplemented or restated, in whole or in part and without limitation as to amount, terms, conditions or covenants, the “Credit Agreement”).

Pursuant to Section 2.20 of the Credit Agreement, the Borrower has requested an increase in the total Commitments from $__________ to $____________.  Such increase in the total Commitments is to become effective on _________________ _____, 20__ (the “Increase Date”) [THIS DATE IS TO BE MUTUALLY AGREED UPON BY THE BORROWER, THE ACCEPTING LENDER AND ADMINISTRATIVE AGENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 2.20(b) OF THE CREDIT AGREEMENT].  In connection with such requested increase in the total Commitments, the Borrower, Administrative Agent and ________________ (“Accepting Lender”) hereby agree as follows:

1. ACCEPTING LENDER’S COMMITMENT.  Effective as of the Increase Date, [Accepting Lender shall become a party to the Credit Agreement as a Lender, shall have all of the rights and obligations of a Lender thereunder, shall agree to be bound by the terms and provisions thereof and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of Accepting Lender under the Credit Agreement shall be increased from $____________ to the] amount set forth opposite Accepting Lender’s name on the signature pages hereof.

[2. REPRESENTATIONS AND AGREEMENTS OF ACCEPTING LENDER.  Accepting Lender [a] represents and warrants that [i] it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, [ii] it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, [iii] from and after the Increase Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, [iv] it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and [v] if it is a Non-U.S. Lender, it has delivered any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Accepting Lender; and [b] agrees that [i] it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and [ii] it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.]

Paragraph 2 is to be inserted only if Accepting Lender is not already a party to the Credit Agreement prior to the Increase Date.

               3. REPRESENTATION OF THE COMPANY.  The Borrower hereby represents and warrants that, as of the date hereof and as of the Increase Date, no event or condition shall have occurred and then be continuing that constitutes a Default or Unmatured Default.

                4. GOVERNING LAW.  This Commitment and Acceptance shall be governed by the internal law, and not the law of conflicts, of the Commonwealth of Kentucky.

                5. NOTICES.  For the purpose of notices to be given under the Credit Agreement, the address of Accepting Lender (until notice of a change is delivered) shall be the address set forth in the Administrative Questionnaire that Accepting Lender has delivered to the Administrative Agent.

< the balance of this page intentionally has been left blank >

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

BORROWER:

ALMOST FAMILY, INC., a Delaware corporation

By:__________________________

Name:_______________________

Title: ________________________

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT

By: __________________________

Name: ________________________

Title: _________________________

COMMITMENT:                                                               ACCEPTING LENDER:

$__________________                                                   [NAME OF ACCEPTING LENDER]

By: __________________________

Name: ________________________

Title: _________________________

Exhibit C

COMPLIANCE CERTIFICATE

This Compliance Certificate is being delivered to JPMorgan Chase Bank, N.A., a national banking association (in its individual capacity “Chase”), for itself as a Lender and as Administrative Agent for the Lenders, as that term is defined herein, pursuant to Section 5.01(c) of that certain Credit Administrative Agreement dated as of December 2, 2010 (including any amendments thereto) among [i] Almost Family, Inc., a Delaware corporation (“Borrower”), [ii] the financial institution(s) that are parties thereto and their respective successors and Eligible Assignees (each individually a “Lender” and collectively “Lenders”) and [iii] Chase, for itself as a Lender and as agent (“Administrative Agent”) for the Lenders (together with all amendments, modifications and supplements thereto and all restatements thereof, the “Credit Agreement”). All capitalized terms used herein without definition shall have the meanings assigned to those terms in the Credit Agreement.  The undersigned Financial Officer of Borrower hereby certifies that, as of the last day of the most recently ended fiscal quarter, ____________________ _____, 20__ (the “Calculation Date”):

1.           Ratio Requirements.

                A.            The Adjusted Fixed Charge Coverage Ratio as of the Calculation Date was _____ to 1.00 calculated as follows (all amounts in the following calculations are determined for Borrower on a consolidated basis):

                [1]            Net income determined in accordance with GAAP                                                                              __________
plus, to the extent included in the calculation of net
                                income the sum of

[2]           Income and franchise taxes paid or accrued                                                                                          __________

[3]           Interest expense, net of interest income, paid or accrued                                                                    __________

[4]           Amortization and depreciation expense                                                                                                  __________

[5]	Extraordinary or non-recurring “cash” losses

acceptable to Administrative Agent	__________

[6]           Extraordinary or non-recurring non-cash charges

acceptable to Administrative Agent                                                                                                       __________

less, to the extent included in the calculation of net income the sum of

[7]	The income of any Person (other than wholly-owned

Subsidiaries of Borrower) in which any Borrower or a

wholly owned Subsidiary of a Borrower has an ownership

interest except to the extent such income is received by

Borrower or such wholly-owned Subsidiary in a cash distribution during such period __________

distribution during such period

[8]           Gains from sales or other dispositions of assets (other than Inventory in the normal
                                course of business)                                                                                                                                   __________

[9]           Extraordinary or non-recurring gains                                                                                                      __________

[10]	EBITDA: ([1]+([2]+[3] +[4]+[5]+[6]) __________ -([7]+[8]+[9])

[11]	Acquired EBITDA

(attach Acquired EBITDA Calculation Rider)	__________

[12]	Adjusted EBITDA ([10] + [11])	__________

[13]	Rent Expense	__________

[14]	EBITDAR ([12]+[13])	__________

[15]           Interest expense                                                                                                                                       __________

[16]           Rent Expense ([13] above)                                                                                                                      __________

[17]	Adjusted Fixed Charges: (Total of [15] plus [16]) $_________

Calculation: [14] divided by [17]	__________

               Required:  not less than 3.00 to 1.00

B.	The Leverage Ratio as of the Calculation Date, was _____ to 1.00 calculated as follows (all amounts in the following calculation are determined for Borrower on a consolidated basis):

[1]	Indebtedness for borrowed money	__________

[2]	Indebtedness under Capital Leases	__________

[3]	Subordinated Debt	__________

[4]	Mandatorily redeemable preferred stock	__________

[5]	Contingent debt obligations including under Letters of Credit __________

[6]	Total Funded Debt: [1]+[2]+[3]+[4]+[5]	__________

[7]	Adjusted EBITDA: Section 1A [12] above	__________

Calculation:  [6] divided by [7]                                                                                                                 __________

Required:                       Not greater than 3.00 to 1.00.

                        C.  The Net Worth of the Borrower as of the Calculation Date was $____________
([3] below):
[1]	Capital stock and additional paid-in capital	__________

[2]	Retained earnings (or less accumulated deficit) calculated in conformity with GAAP __________

[3]	Net Worth [1]+[2]	__________

Required:
Not less than the sum of [i] $130,000,000 plus [ii] 50% of net income, without giving effect to any losses, during each fiscal quarter of Borrower beginning with the fiscal quarter of Borrower ending December 31, 2010, plus [iii] the net proceeds received by Borrower arising from any issuance of Equity Interests in Borrower, minus [iv] the Share Repurchase Credit.

[i]           $130,000,000

+           [ii]            ___________

                +           [iii]           ___________

             Total:       ___________

The undersigned Financial Officer of Borrower further certifies that he or she has reviewed the Credit Agreement and has no knowledge of any event or condition which constitutes a Default or an Event of Default other than [if any Default or Event of Default has occurred, describe the same, the period of existence thereof and what action the any Borrower has taken or proposes to take with respect thereto].

IN WITNESS WHEREOF, Borrower through its duly authorized Financial Officer, has executed this Compliance Certificate this _____ day of _______________, 20__.

ALMOST FAMILY, INC., a Delaware corporation

By:           ______________________________

Name:           ______________________________

Title:           ______________________________

EXHIBIT D-1

[FORM OF]

U.S. TAX CERTIFICATE

 (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 2, 2010 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Almost Family, Inc., a Delaware corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that [i] it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, [ii] it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, [iii] it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, [iv] it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and [v] the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

                The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

                Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D-2

[FORM OF]
U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 2, 2010 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Almost Family, Inc., a Delaware corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that [i] it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, [ii] its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), [iii] with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, [iv] none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, [v] none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that [1] if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and [2] the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D-3
[FORM OF]
U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 2, 2010 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Almost Family, Inc., a Delaware corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that [i] it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, [ii] it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, [iii] it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, [iv] it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and [v] the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that [1] if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and [2] the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D-4
[FORM OF]
U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 2, 2010 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Almost Family, Inc., a Delaware corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that [i] it is the sole record owner of the participation in respect of which it is providing this certificate, [ii] its partners/members are the sole beneficial owners of such participation, [iii] with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, [iv] none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, [v] none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and [vi] the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that [1] if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and [2] the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:______________________________________
Name:
Title:

Date: ________ __, 20[ ]

Schedule 2.01

(Commitments of Lenders)

Lender                                                                                     Amount of Commitment

1.  JPMorgan Chase Bank, N.A.                                                           $  47,500,000

2.  Bank of America, N.A.                                                                      $  32,500,000

3.  Citibank, N.A.                                                                                     $  22,500,000

4.  Fifth Third Bank                                                                                 $  22,500,000

     Total                                                                                                     $125,000,000

Schedule 3.01

ALMOST FAMILY, INC.

LIST OF SUBSIDIARIES

CORPORATIONS
Name and Federal ID No.	Authorized Capital Stock	Number of Issued and Outstanding Shares	State of Incorporation and State ID. No.
1. Adult Day Care of America, Inc. # 06-1207175	1,000 shares of common stock, $.001 par value per share	1,000	DE 2128204
2. Adult Day Care of Louisville, Inc. # 61-1284635	1,000 shares	100	KY 0339255
3. Caretenders of Birmingham, Inc. 31-1298687	5,000 shares common stock, no par value Owned by National Health Industries, Inc.	1,000	AL D/C 137-184
4. Caretenders of Cincinnati, Inc. 31-1463449	1,000 shares Owned by National Health Industries, Inc.	100	KY 0414264
5. Caretenders of Cleveland, Inc. 61-1306845	1,000 shares Owned by National Health Industries, Inc.	100	KY 0418732
6. Caretenders of Columbus, Inc. 61-1302995	1,000 shares Owned by National Health Industries, Inc.	100	KY 0414266
7. Caretenders of New Jersey, Inc. 61-1324074	1,000 shares Owned by National Health Industries, Inc.	100	KY 0341106
8. Caretenders Visiting Services Employment Company, Inc. 61-1326749	1,000 shares Owned by National Health Industries, Inc.	100	KY 0456266
9. National Health Industries, Inc. # 61-0997496	1,000 shares of common stock without par value	1,000	KY 0119806

10. Patient Care, Inc. 22-2088938	1,000 shares of common stock, $.01 par value per share; owned by AFAM Acquisition, LLC	1,000	DE 2320425
11. Patient Care Medical Services, Inc. 22-2170708	10 shares of common stock; owned by Patient Care, Inc.	10	NJ 0100027270
12. Patient Care New Jersey, Inc. 20-1574433	1,000 shares of common stock; owned by Patient Care, Inc.	1,000	DE 3848463
13. Patient Care Pennsylvania, Inc. 37-1459396	1,000 shares of common stock; owned by Patient Care, Inc.	100	DE 3623151
14. Priority Care, Inc. 06-1482496	100 shares of common stock; owned by Patient Care, Inc.	100	CT 0561909

LIMITED LIABILITY COMPANIES
Name and Federal ID No.	Ownership	State of Organization and State ID. No
AFAM Acquisition, LLC 26-2866404	100% by Almost Family, Inc.	KY 0705309
AFAM Acquisition Ohio, LLC 26-3979925	100% by National Health Industries, Inc.	KY 0718677
Almost Family PC of Ft. Lauderdale, LLC 26-1260724	100% by National Health Industries, Inc.	FL L07000103414
Almost Family PC of Kentucky, LLC 26-1259925	100% by National Health Industries, Inc.	KY 0675489
Almost Family PC of SW Florida, LLC 26-1261522	100% by National Health Industries, Inc.	FL L07000103411
Almost Family PC of West Palm, LLC 26-1263982	100% by National Health Industries, Inc.	FL L07000103413
Caretenders Mobile Medical Services, LLC 26-1162933	100% by National Health Industries, Inc.	OH 1726247
Caretenders of Jacksonville, LLC 20-5890994	100% by National Health Industries, Inc.	FL L06000110767
Caretenders Visiting Services of Columbus, LLC 20-8428138	100% by National Health Industries, Inc.	OH 1676001

Caretenders Visiting Services of Cook County, LLC 20-5826574	100% by National Health Industries, Inc.	IL 02013231
Caretenders Visiting Services of District 6, LLC 30-0425709	100% by National Health Industries, Inc.	KY 0565533
Caretenders Visiting Services of District 7, LLC 30-0425714	100% by National Health Industries, Inc.	KY 0565534
Caretenders Visiting Services of Gainesville, LLC 30-0425715	100% by National Health Industries, Inc.	FL L05000016996
Caretenders Visiting Services of Hernando County, LLC 20-5826497	100% by National Health Industries, Inc.	FL L06000104096
Caretenders Visiting Services of Kentuckiana, LLC 20-3021812	100% by National Health Industries, Inc.	KY 0615538
Caretenders Visiting Services of Ocala, LLC 20-4522444	100% by National Health Industries, Inc.	FL L06000028455
Caretenders Visiting Services of Orlando, LLC 30-0425717	100% by National Health Industries, Inc.	KY 0597949
Caretenders Visiting Services of Pinellas County, LLC 20-5826531	100% by National Health Industries, Inc.	FL L06000104100
Caretenders Visiting Services of Southern Illinois, LLC 20-5826553	100% by National Health Industries, Inc.	IL 02013258
Caretenders Visiting Services of St. Augustine, LLC 20-2910357	100% by National Health Industries, Inc.	FL L05000052409
Caretenders Visiting Services of St. Louis, LLC 20-5826598	100% by National Health Industries, Inc.	MO LC0774505
Caretenders VS of Boston, LLC 26-1258759	100% by National Health Industries, Inc.	MA 000962269
Caretenders VS of Central KY, LLC 26-1259391	100% by National Health Industries, Inc.	KY 0675492
Caretenders VS of Lincoln Trail, LLC 26-3632764	100% by National Health Industries, Inc.	KY 0715613
Caretenders VS of Louisville, LLC 26-1264112	100% by National Health Industries, Inc.	KY 0675491
Caretenders VS of Northern KY, LLC 26-1259246	100% by National Health Industries, Inc.	KY 0675495
Caretenders VS of Ohio, LLC 26-3706241	100% by National Health Industries, Inc.	OH 1812627
Caretenders VNA of Ohio, LLC 27-3756374	100% by National Health Industries, Inc.	OH 1970058

Caretenders VS of Western KY, LLC 26-1258938	100% by National Health Industries, Inc.	KY 0675497
Mederi Caretenders VS of Broward, LLC 26-1264504	100% by National Health Industries, Inc.	FL L07000103409
Mederi Caretenders VS of SE FL, LLC 26-1264234	100% by National Health Industries, Inc.	FL L07000103410
Mederi Caretenders VS of SW FL, LLC 26-1264384	100% by National Health Industries, Inc.	FL L07000103412
Mederi Caretenders VS of Tampa, LLC 26-1248096	100% by National Health Industries, Inc.	FL L07000104055
Patient Care Connecticut, LLC 27-0726569	100% by Priority Care, Inc.	CT 0979769
Princeton Home Health, LLC 20-5081107	100% by National Health Industries, Inc.	AL DLL 480-611

# Almost Family, Inc. owns 100% of the issued and outstanding capital stock of each

Schedule 3.06

Schedule of Actions, Suits and Proceedings ("Disclosed Matters")

PROCEEDING TYPE	PARTIES	CLAIM ISSUE	STATUS	BORROWER'S COUNSEL
Congressional Inquiry	United States Senate Committee on Finance
On April 27, 2010, The Wall Street Journal published an article exploring the relationship between the Centers for Medicare & Medicaid Services home health payment policies and the utilization rates of certain home health agencies.  Following The Wall Street Journal article, on May 12, 2010, the United States Finance Committee sent a letter to each of the publicly traded companies mentioned in the article requesting information including Medicare utilization rates for therapy visits.
			Active	Karina V. Lynch George G. Olsen Williams & Jensen, PLLC 701 8th Street, NW, Suite 500 Washington, DC 20001
Regulatory Investigation	United States Securities and Exchange Commission
Civil subpoena for, and notice of investigation seeking documents related to the Borrower's home health care services and operations, including reimbursements under the Medicare home health prospective payments system, since January 1, 2000.
			Active	Bruce Coolidge Daniel Rosenthal Wilmer Hale 1875 Pennsylvania Avenue, NW Washington, DC 20006

Four Derivative Complaints, Jefferson Circuit Court
Plaintiffs:
- Daniel Himmel, derivatively on behalf of Almost Family, Inc., Case No. 10-CI-004892;
-Jared White, derivatively on behalf of Almost Family, Inc., Case No. 10-CI-005166;
- Norman Cohen, derivatively on behalf of Almost Family, Inc., Case No. 10-CI-05241;
- Richard Margolis, derivatively on behalf of Almost Family, Inc., Case No. 10-CI-005266.

Defendants:
- Almost Family, Inc., Nominal Defendant (in all cases)
- Borrower's board of directors and chief financial officer (in all cases)

In reference to The Wall Street Journal article (referred to above) and the subsequent government investigations (Senate Finance Committee and SEC referred to above) alleges individual defendants breached duties owed to the Borrower in connection with Medicare reimbursements for home therapy visits.
			Active (consolidated)	K.Gregory Haynes Virginia Hamilton Snell Wyatt Tarrant & Combs 500 West Jefferson Street Louisville, Kentucky 40202

Derivative Complaint, U.S. District Court for the Western District of Kentucky
Plaintiff:
- Blaze B. Huston, derivatively on behalf of Almost Family, Inc., Case No. 3:10-cv-00691-JGH

Defendants:
- Almost Family, Inc., Nominal Defendant
- Borrower's board of directors and chief financial officer

In reference to The Wall Street Journal article (referred to above) and the subsequent government investigations (Senate Finance Committee and SEC referred to above) alleges individual defendants breached duties owed to the Borrower in connection with Medicare reimbursements for home therapy visits.
Active
K.Gregory Haynes
Virginia Hamilton Snell
Wyatt Tarrant & Combs
500 West Jefferson Street
Louisville, Kentucky 40202

Bruce Coolidge
Daniel Rosenthal
Wilmer Hale
1875 Pennsylvania Avenue, NW
Washington, DC 20006

Four putative class action lawsuits, U.S. District Court for the Western District of Kentucky
Plaintiffs:
- City of Livonia Employees Retirement System, Case No. 3:10-cv-5250-H;
- Kandi Sterling, Case No.3:10-cv-00535-JGH;
- Blaze B. Huston, Case No. 3:10-cv-00540-CRS;
- Peter Barcia, Case No. 3:10-cv-00577-CRS

Defendants:
Borrower, its chief executive office and chief financial officer

In reference to The Wall Street Journal article (referred to above) and the subsequent government investigations (Senate Finance Committee and SEC referred to above) alleges violations of federal securities laws.
		Active (consolidated)	Bruce Coolidge Daniel Rosenthal Wilmer Hale 1875 Pennsylvania Avenue, NW Washington, DC 20006 Edward H. Stopher Boehl Stopher & Graves 400 West Market Street Louisville, Kentucky 40202
Investigation arising in the context of a False Claims Act qui tam complaint.	United States Department of Health and Human Services Office of Inspector General
Relates to an investigation arising in the context of a False Claims Act qui tam complaint containing allegations regarding the Company’s Medicare practices for its visiting nurse operations in Birmingham, Alabama.
		Active	G. Douglas Jones Thomas J,. Butler Haskell Slaughter Young & Rediker, LLC 1400 Park Place Tower 2001Park Place North Birmingham, Alabama 35203

Schedule 5.09

(Financial Covenants)

The consolidated financial statements of Borrower shall, as of each Calculation Date commencing September 30, 2010, reflect compliance with the following financial covenants, determined in accordance with GAAP:

A.           The Adjusted Fixed Charge Coverage Ratio shall not be less than 3.00 to 1.00.

B.           The Leverage Ratio shall not be greater than 3.00 to 1.00.

C.           Net Worth shall not be less than the sum of [i] $130,000,000, plus [ii] 50% of net income, without giving effect to any losses, during each fiscal quarter of Borrower beginning with the quarter ending September 30, 2010, plus [iii] one hundred percent (100%) of the proceeds received by Borrower arising from any issuance of Equity Interests in Borrower after the date of this Agreement, net of reasonable expenses, commissions and fees associated with such issuance, minus [iv] to the extent that the Borrower makes cash repurchases of its Equity Interests in any fiscal year of the Borrower, the amount (the “Share Repurchase Credit”) of all such cash repurchases during such fiscal year not exceeding $10,000,000.

Schedule 6.01

(Existing Indebtedness)

The Borrower and its Subsidiaries are party to certain Capital Leases, which are a type of “Indebtedness” as defined herein.  Existing Indebtedness at September 30, 2010 is:

Type #	Amount	Due
Note	$125,000	11/1/2013
Note	1,500,000	3/26/2011
Note	100,000	11/15/2011
Note	1,200,000	6/28/2012
abandoned Lease	618,973	Monthly installments
Capital Lease	173,897	Monthly installments

# each Note is payable as part of the consideration for an Acquisition

[UPDATE AS APPROPRIATE]

Schedule 6.02
(Existing Liens)

Debtor Name	Jurisdiction	Type of Lien	File #	File Date	Party	Collateral/Amount
Almost Family, Inc.	Delaware Secretary of State	UCC-1 Financing Statement	31070104	4/25/03	IOS Capital, LLC, Macon, Georgia	Leased equipment
		UCC-1 Financing Statement	43513621 In Lieu for Jefferson County, Kentucky Filing 00-04080	2/10/04	JP Morgan Chase Bank, N.A.	All assets
		UCC-1 Financing Statement	52378678	8/02/05	Chase Equipment Leasing, Inc.	Leased equipment
		UCC-3 Financing Statement Amendment	52717917 Amends 52378678	9/01/05	Chase Equipment Leasing, Inc.	Leased equipment
		UCC-3 Financing Statement Amendment	60368753 Amends 52378678	1/31/06	Chase Equipment Leasing, Inc.	Leased equipment
		UCC-3 Financing Statement Amendment	62156818 Amends 52378678	06/23/02	Chase Equipment Leasing, Inc.	Leased equipment
		UCC-1 Financing Statement	52592252	08/19/05	Chase Equipment Leasing, Inc.	Leased Equipment
Almost Family, Inc.	Delaware Secretary of State	UCC-1 Financing Statement	61457308	05/01/06	IOS Capital Macon, Georgia	Leased Equipment
		UCC-1 Financing Statement	61522614	05/01/06	JPMorgan Chase Bank, N.A. successor in interest to Bank One, Kentucky, NA as Agent Louisville, Kentucky	Equipment

National Health Industries, Inc.	Kentucky Secretary of State	UCC- 1 Financing Statement	2004-2028636-83	07/27/2004	Bank One, NA (as Successor in Interest to Bank One, Kentucky, NA, as Agent) Louisville, Kentucky	All assets
Adult Day Care of Louisville, Inc.	Kentucky Secretary of State	UCC- 1 Financing Statement	2004-2002686-40	04/13/2004	Bank One, NA (as Successor in Interest to Bank One, Kentucky, NA, with its main office in Chicago, Il, Louisville, Kentucky	All assets
			2004-2002686-40 Termination	―	―	―
	Jefferson County, Ky	State & Tax Lien	1094/0097 State Tax Lien	06/20/2007	Commonwealth of Kentucky	Amount Not Listed
Adult Day Care of America, Inc.	Delaware Secretary of State	UCC- 1 Financing Statement	42232876	08/03/2004	Bank One, NA (as Successor in Interest to Bank One, Kentucky, NA, as Agent) Louisville, Kentucky	All assets
			42232918	08/03/2004	Bank One, NA (as Successor in Interest to Bank One, Kentucky, NA, as Agent) Louisville, Kentucky	All assets

Debtor Name	Jurisdiction	Type of Lien	File #	File Date	Party	Collateral/Amount
Adult Day Care of Maryland, Inc.	MD Department of Assessments & Taxation	UCC -1 Financing Statement	00000001810298 85	12/15/1999	JPMorgan Bank, N.A.	All assets
		UCC-3 Financing Statement	00000001810298 885 Continuation	01/06/2006	JPMorgan Bank, N.A.	All assets
		UCC-3 Financing Statement	00000001810298 5 Amendment	01/06/2006	JPMorgan Bank, N.A.	All assets
		UCC-3 Financing Statement	00000001810298 5 Termination	02/21/2006	JPMorgan Bank, N.A.	All assets
		UCC-1 Financing Statement	000000018120008 5	07/28/2004	Bank One, NA (as Successor in Interest to Bank One, Kentucky, NA, as Agent) Louisville, Kentucky	All assets
		UCC-3 Financing Statement	00000001812008 5 Termination	02/21/2006	Bank One, NA (as Successor in Interest to Bank One, Kentucky, NA, as Agent) Louisville, Kentucky	All assets
Caretenders of Visiting Services of Southwest Florida, Inc.	Kentucky Secretary of State	UCC – 1 Financing Statement	2004-2032555-98-01	08/12/2004	Bank One, NA (as Successor in Interest to Bank One, Kentucky, NA, as Agent) Louisville, Kentucky	All assets

Debtor Name	Jurisdiction	Type of Lien	File #	File Date	Party	Collateral/Amount
Caretenders of Visiting Services of Columbus, Inc.	Kentucky Secretary of State	UCC-1 Financing Statement	2004-2022614-03	06/29/2004	Bank One, NA (as Successor in Interest to Bank One Kentucky, NA, as Agent) Louisville, Kentucky	All assets
		UCC – 1 Financing Statement	2004-2022624-24	06/29/2004	Bank One, NA (as Successor in Interest to Bank One Kentucky, NA, as Agent) Louisville, Kentucky	All assets
		UCC-1 Financing Statement	2004-2026114-32	07/15/2004	Bank One, NA (as Successor in Interest to Bank One Kentucky, NA, as Agent) Louisville, Kentucky	All assets

Debtor Name	Jurisdiction	Type of Lien	File #	File Date	Party	Collateral/Amount
Caretenders of Visiting Services of Employment Company, Inc.	Kentucky Secretary of State	UCC-1 Financing Statement	2004-2002662-64-01	04/13/2004	Bank One, NA (as Successor in Interest to Bank One Kentucky, NA, with its main office in Louisville Kentucky	All assets
		UCC – 3 Financing Statement Amendment	2004-2002662-64-02	03/31/2005	Bank One, NA (as Successor in Interest to Bank One Kentucky, NA, with its main office in Louisville, Kentucky	All assets
		UCC-3 Financing Statement Amendment	2004-2002662-64-03	04/01/2005	Bank One, NA (as Successor in Interest to Bank One Kentucky, NA, with its main office in Louisville, Kentucky	All assets
		UCC-1 Financing Statement	2005-2079044-13-03	03/30/2005	JPMorgan Chase, NA, Louisville, Kentucky	All assets

Debtor Name	Jurisdiction	Type of Lien	File #	File Date	Party	Collateral/Amount
Caretenders of Cincinnati, Inc.	Kentucky Secretary of State	UCC-1 Financing Statement	2004-2002689-73-01	04/13/2004	Bank One, NA (as Successor in Interest to Bank One Kentucky, NA, with its main office in Chicago, Illinois, Louisville, Kentucky	All assets
		UCC – 3 Financing Statement Amendment	2004-2002689-73-02	02/22/2006	Bank One, NA (as Successor in Interest to Bank One Kentucky, NA, with its main office in Chicago, Illinois, Louisville, Kentucky	All assets
		UCC-1 Financing Statement Amendment	2005-2123451.95-01	10/17/2005	Bank One, NA , as Agent, Louisville, Kentucky	All assets
		UCC-3 Financing Statement	2005-2123451.95-02	10/21/2005	Bank One, NA , as Agent, Louisville, Kentucky	All assets
	Jefferson County, Kentucky	Federal & Tax Lien	00692/0220	08/26/2002	Department of the Treasury	$24,245.31 as of March 27, 1999

Debtor Name	Jurisdiction	Type of Lien	File #	File Date	Party	Collateral/Amount
Caretenders of Columbus, Inc.	Kentucky Secretary of State	UCC-1 Financing Statement	2004-2002691-16-01	04/13/2004	Bank One, NA (as Successor in Interest to Bank One, Kentucky, NA, with its main office in Chicago, Illinois, Louisville, Kentucky	All assets
		UCC – 3 Financing Statement Amendment	2004-2002691-16-02	10/03/2006	Bank One, NA (as Successor in Interest to Bank One, Kentucky, NA, with its main office in Chicago, Illinois, Louisville, Kentucky	All assets
Caretenders of Cleveland, Inc.	Kentucky Secretary of State	UCC-1 Financing Statement	2004-2002684-28	04/13/2004	Bank One, NA (as Successor in Interest to Bank One Kentucky, NA, with its main office in Chicago, Illinois, Louisville, Kentucky	All assets

Caretenders of Indianapolis, Inc.	Kentucky Secretary of State	UCC-1 Financing Statement	2004-2025832-08	07/14/2004	Bank One, NA (as Successor in Interest to Bank One Kentucky, NA, as Agent, Illinois, Louisville, Kentucky	All assets

Debtor Name	Jurisdiction	Type of Lien	File #	File Date	Party	Collateral/Amount
Caretenders of New Jersey, Inc.	Kentucky Secretary of State	UCC-1 Financing Statement	2004-2027863-14-01	07/23/2004	Bank One, NA (as Successor in Interest to Bank One, Kentucky, NA, as Agent, Louisville, Kentucky	All assets
		UCC – 3 Financing Statement Termination	2004-2027863-14-02	02/22/2006	Bank One, NA (as Successor in Interest to Bank One, Kentucky, NA, as Agent, Louisville, Kentucky	All assets

Schedule 6.08

(Existing Restrictions)

None.

Pricing Grid Rider

As of each Interest Calculation Date, the ABR Margin and the LIBO Margin and the Commitment Fee, respectively, shall be that percentage increment as set forth below according to the Leverage Ratio determined as of such Interest Calculation Date:

LEVEL	LEVERAGE RATIO	ABR MARGIN	LIBO MARGIN	COMMITMENT FEE
1. Less than or equal to 1.00 to 1.00		1.25	2.25	0.30
2. Greater than 1.00 to 1.00 and less than or equal to 1.50 to 1.00		1.50	2.50	0.35
3. Greater than 1.50 to 1.00 and less than or equal to 2.00 to 1.00		1.75	2.75	0.40
4. Greater than 2.00 to 1.00 and less than or equal to 2.50 to 1.00		2.00	3.00	0.45
5. Greater than 2.50 to 1.00		2.25	3.25	0.50

Pricing will open at Level 1 above.

In the event that the Administrative Agent has not received the financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) of the Agreement, as applicable, together with the Compliance Certificate pursuant to Section 5.01(c) of the Agreement, by the dates required pursuant to the Agreement, the ABR Margin, LIBO Margin and Commitment Fee shall be assumed to be and applied in accordance with Level 5 above, commencing as of the date that the applicable financial statements and Compliance Certificate were required to be delivered and continuing until three (3) Business Days following the date the same are actually delivered.

Acquired EBITDA Calculation Rider

ALMOST FAMILY, INC.
FOR QUARTER ENDING ________, 20__ (“Calculation Date”)

ADJUSTED EBITDA CALCULATION FOR COVENANT COMPLIANCE AND PRICING GRID DETERMINATION:

AFAM Actual Trailing
Twelve Month EBITDA (As Reported)                                                                                 A.           $___________________

PLUS:

Acquisition #1
Acquired EBITDA – _______________

For Quarter Ending   9/30/10:  Add $_________
For Quarter Ending 12/31/10:  Add $_________
For Quarter Ending   3/30/11:  Add $_________
For Quarter Ending   6/30/11:  Add $_________
For Each Quarter Thereafter:   Add $0                                                                               B.           $_____________________#

Acquisition #2
Acquired EBITDA –______________

For Quarter Ending   _______:  Add $_________
For Quarter Ending   _______:  Add $_________
For Quarter Ending   _______:  Add $_________
For Quarter Ending   _______:  Add $_________
For Each Quarter Thereafter:  Add $0                                                                              C.           $______________________#

Acquisition #3
Acquired EBITDA - ________________

For Quarter Ending   _______:  Add $_________
For Quarter Ending   _______:  Add $_________
For Quarter Ending   _______:  Add $_________
For Quarter Ending   _______:  Add $_________
For Each Quarter Thereafter:  Add $0                                                                              D.           $_____________________#

Subtotal (sum of B through D)                                                                                          E.           $ _____________________

Lesser of E or 50% of A + E                                                                                               F.           $_____________________

Adjusted EBITDA (A + F)                                                                                                 G.           $_____________________

# Insert applicable amount for Fiscal Quarter ending on the Calculation Date only